EXHIBIT 99.4

ASSET REPRESENTATIONS REVIEW AGREEMENT

CARMAX AUTO OWNER TRUST 20[__]-[__],

as Issuer,

and

CARMAX BUSINESS SERVICES, LLC,

as Servicer,

and

[________],

as Asset Representations Reviewer

Dated as of [________], 20[__]

Section 7.03	Notices	18
Section 7.04	GOVERNING LAW	18
Section 7.05	WAIVER OF JURY TRIAL	19
Section 7.06	No Waiver; Remedies	19
Section 7.07	Severability	19
Section 7.08	Headings	19
Section 7.09	Counterparts and Electronic Signatures	19
Section 7.10	Legal Fees Associated with Indemnification	19

Schedule A – Review Materials

Schedule B – Representations, Warranties and Tests

This ASSET REPRESENTATIONS REVIEW AGREEMENT (this “Agreement”), entered into as of the [__] day of [__], 20[__], by and among CARMAX AUTO OWNER TRUST 20[__]-[__], a Delaware statutory trust (the “Issuer”), CARMAX BUSINESS SERVICES, LLC, a Delaware limited liability company (the “Servicer”), and [____], a [___] (the “Asset Representations Reviewer”).

WHEREAS, the Issuer desires to engage the Asset Representations Reviewer to perform reviews of certain Receivables for compliance with certain representations and warranties made with respect thereto; and

WHEREAS, the Asset Representations Reviewer desires to perform such reviews of Receivables in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

USAGE AND DEFINITIONS

Section 1.01 Usage and Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Sale and Servicing Agreement, dated as of [___], 20[__] (the “Sale and Servicing Agreement”), among the Issuer, CarMax Auto Funding LLC, as depositor[,] [and] the Servicer [and [___], as backup servicer].

Section 1.02 Definitions.

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“[Annual] Fee” has the meaning stated in Section 4.02(a).

“Confidential Information” has the meaning stated in Section 4.08(b).

“Eligible Representations” shall mean those representations identified within the “Tests” included in Schedule B.

“Information Recipients” has the meaning stated in Section 4.08(a).

“Indemnified Person” has the meaning stated in Section 4.05(a).

“Issuer PII” has the meaning stated in Section 4.09(a).

“PII” has the meaning stated in Section 4.09(a).

“Review Fee” has the meaning stated in Section 4.02(b).

“Review Materials” means the documents, data, and other information required for each “Test” in Schedule A.

“Review Receivables” means those Delinquent Receivables that have been Delinquent Receivables for 60 days or more as of the last day of the preceding Collection Period identified by the Servicer as requiring an Asset Representations Review by the Asset Representations Reviewer following receipt of an Asset Representations Review Notice according to Section 3.01.

“Review Report” has the meaning stated in Section 3.04.

“Tests” means the procedures listed in Schedule B as applied to the process described in Section 3.03.

“Test Complete” has the meeting stated in Section 3.03(c).

“Test Fail” has the meaning stated in Section 3.03(a).

“Test Pass” has the meaning stated in Section 3.03(a).

ARTICLE II.

ENGAGEMENT; ACCEPTANCE

Section 2.01 Engagement; Acceptance.

The Issuer hereby engages [_______] to act as the Asset Representations Reviewer for the Issuer. [_______] accepts the engagement and agrees to perform the obligations of the Asset Representations Reviewer on the terms stated in this Agreement.

Section 2.02 Confirmation of Status.

The parties confirm that the Asset Representations Reviewer is not responsible for (a) reviewing the Receivables for compliance with the representations and warranties under the Transaction Documents, except as described in this Agreement, or (b) determining whether noncompliance with the representations or warranties constitutes a breach of the Transaction Documents.

Section 2.03 Consent to Filing. The Asset Representations Reviewer hereby consents to the filing of this Agreement, including the schedules hereto, with the Commission.

ARTICLE III.

ASSET REPRESENTATIONS REVIEW PROCESS

Section 3.01 Asset Representations Review Notices and Identification of Review Receivables.

On receipt of an Asset Representations Review Notice from the Seller according to Section [5.7] of the Receivables Purchase Agreement, the Asset Representations Reviewer will start an Asset Representations Review. The Servicer will provide the list of Review Receivables to the Asset Representations Reviewer promptly upon receipt of the Asset Representations Review Notice.

The Asset Representations Reviewer will not be obligated to start, and will not start, an Asset Representations Review until an Asset Representations Review Notice and the related list of Review Receivables is received. The Asset Representations Reviewer is not obligated to verify (i) whether the conditions to the initiation of the Asset Representations Review and the issuance of an Asset Representations Review Notice described in Section [7.6] of the Indenture were satisfied or (ii) the accuracy or completeness of the list of Review Receivables provided by the Servicer.

Section 3.02 Review Materials.

(a) Access to Review Materials. Within [60] days of the Noteholder vote approving the Asset Representations Review pursuant to Section [7.6] of the Indenture, the Servicer will provide the Asset Representations Reviewer with access to the Review Materials for all Review Receivables in one or more of the following ways, at its option: (i) by providing access to the Servicer’s systems, either remotely or at an office of the Servicer, (ii) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, (iii) by providing originals or photocopies at an office of the Servicer or (iv) in another manner agreed by the Servicer and the Asset Representations Reviewer. The Servicer may redact or remove Personally Identifiable Information from the Review Materials without changing the meaning or usefulness of the Review Materials. The Asset Representations Reviewer shall be entitled to rely in good faith, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects, and not misleading in any material respect.

(b) Missing or Insufficient Review Materials. Upon receipt of the Review Materials, the Asset Representations Reviewer will review the Review Materials to determine if any Review Materials are missing or insufficient for the Asset Representations Reviewer to perform any Test. If the Asset Representations Reviewer determines any missing or insufficient Review Materials, the Asset Representations Reviewer will notify the Servicer promptly, and in any event no less than [             ] [Business Days][calendar days] before completing the Asset Representations Review. The Servicer will have [         ] [Business Days][calendar days] to give the Asset Representations Reviewer access to the missing Review Materials or other documents or information to correct the insufficiency. If the missing Review Materials or other documents have not been provided by the Servicer within [         ] [Business Days][calendar days], the related Review Report will report a Test Fail for each Test that requires use of the missing or insufficient Review Materials.

Section 3.03 Performance of Reviews.

(a) Test Procedures. For an Asset Representations Review, the Asset Representations Reviewer will perform, for each Review Receivable, the Tests for each Eligible Representation. In the course of its review, the Asset Representations Reviewer will use the Review Materials listed in Schedule A as specified in the description of each Test under Schedule B. For each Test and Review Receivable, the Asset Representations Reviewer will determine if the Test has been satisfied (a “Test Pass”) or if the Test has not been satisfied (a “Test Fail”). During the course of its review, the Asset Representations Reviewer will provide the Issuer and the Servicer with a preliminary list of any Test Fail and the issues identified and, at that time, the Servicer has the option of electing to provide additional Review Materials or information which the Asset Representations Reviewer will analyze and consider in preparing the Review Report.

(b) Review Period. The Asset Representations Reviewer will complete the Asset Representations Review within [60] days of receiving access to the Review Materials. However, if missing or additional Review Materials are provided to the Asset Representations Reviewer as described in Sections 3.02(b) or 3.03(a), the Asset Representations Review period will be extended for an additional [30] days.

(c) Completion of Review for Certain Review Receivables. Following the delivery of the list of the Review Receivables and before the delivery of the Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if a Review Receivable is paid in full by the Obligor or otherwise satisfied or repurchased from the Issuer in accordance with Section [3.5] of the Receivables Purchase Agreement or Sections [2.4] or [3.7] of the Sale and Servicing Agreement. On receipt of such notice, the Asset Representations Reviewer will immediately terminate all Tests of the related Review Receivable, and the Asset Representations Review of such Review Receivable will be considered complete (a “Test Complete”). In this case, the related Review Report will indicate a Test Complete for such Review Receivable and the related reason.

(d) Previously Reviewed Receivables; Duplicative Tests. If any Review Receivable was included in a prior Review, the Asset Representations Reviewer will not conduct additional Tests on such Review Receivable, but will include the previously reported Test results in the Review Report for the current Review. If the same Test is required for more than one Eligible Representation, the Asset Representations Reviewer will only perform the Test once for each Review Receivable, but will report the results of the Test for each applicable Eligible Representation on the Review Report.

(e) Termination of Review. If an Asset Representations Review is in process and the Notes will be paid in full on the next Distribution Date, the Issuer or the Servicer will notify the Asset Representations Reviewer no less than [10] days before that Distribution Date. On receipt of such notice, the Asset Representations Reviewer will terminate the Asset Representations Review immediately and will not be obligated to deliver a Review Report.

(f) Review Systems; Personnel. The Asset Representations Reviewer will maintain business process management and/or other systems necessary to ensure that it can perform each Test and, on execution of this Agreement, will load each Test into these systems. The Asset Representations Reviewer will ensure that these systems allow for each Review Receivable and the related Review Materials to be individually tracked and stored as contemplated by this Agreement. The Asset Representations Reviewer will maintain adequate staff who are properly trained to conduct Reviews as required by this Agreement.

Section 3.04 Review Report.

Within 5 Business Days after the end of the applicable Asset Representations Review period under Section 3.03(b), the Asset Representations Reviewer will deliver to the Issuer, the Administrator, the Servicer, the Depositor and the Indenture Trustee a report indicating for each Review Receivable whether there was a Test Pass, Test Fail or Test Complete for each related Test (a “Review Report”). For each Test Fail or Test Complete, the Review Report will indicate the related reason, including (for example) whether the Review Receivable was a Test Fail as a result of missing or incomplete Review Materials. The Review Report will contain a summary of the Asset Representations Review results to be included in the Issuer’s Form 10-D report for the Collection Period in which the Review Report is received. The Asset Representations Reviewer will ensure that the Review Report does not contain any PII. On reasonable request of the Servicer, the Asset Representations Reviewer will provide additional details on the Test results.

Section 3.05 Review Representatives.

(a) Servicer Representative. The Servicer will designate one or more representatives who will be available to assist the Asset Representations Reviewer in performing the Asset Representations Review, including responding to requests and answering questions from the Asset Representations Reviewer about access to Review Materials on the Servicer’s or Seller’s originations, receivables or other systems, obtaining missing or insufficient Review Materials and/or providing clarification of any Review Materials or Tests.

(b) Asset Representations Review Representative. The Asset Representations Reviewer will designate one or more representatives who will be available to the Issuer and the Servicer during the performance of an Asset Representations Review.

(c) Questions About Review. The Asset Representations Reviewer will make appropriate personnel available to respond in writing to written questions or requests for clarification of any Review Report from the Indenture Trustee or the Servicer until the earlier of (i) the payment in full of the Notes and (ii) one year after the delivery of such Review Report. The Asset Representations Reviewer will not be obligated to respond to questions or requests for clarification from Noteholders or any other Person and will direct such Persons to submit written questions or requests to the Servicer.

Section 3.06 Dispute Resolution.

If a Review Receivable that was the subject of an Asset Representations Review becomes the subject of a dispute resolution proceeding under Section [2.4(d)] of the Sale and Servicing Agreement, the Asset Representations Reviewer will participate in the dispute resolution proceeding on request of a party to the proceeding. The reasonable out-of-pocket expenses of the Asset Representations Reviewer for its participation in any dispute resolution proceeding will be considered expenses of the requesting party for the dispute resolution and will be paid by a party to the dispute resolution as determined by the mediator or arbitrator for the dispute resolution according to Section [2.4(d)] of the Sale and Servicing Agreement. If not paid by a party to the dispute resolution, the expenses will be reimbursed in accordance with Section 4.02(d).

Section 3.07 Limitations on Review Obligations.

(a) Review Process Limitations. The Asset Representations Reviewer will have no obligation (i) to determine whether a Delinquency Trigger Event has occurred or whether the required percentage of Noteholders has voted to direct an Asset Representations Review under the Indenture; (ii) to determine which Receivables are subject to an Asset Representations Review, (iii) to obtain or confirm the validity of the Review Materials, (iv) to obtain missing or insufficient Review Materials except as specifically described herein, (v) to take any action or cause any other party to take any action under any of the Transaction Documents to enforce any remedies for breaches of representations or warranties about the Eligible Representations, (vi) to determine the reason for the delinquency of any Review Receivable, the creditworthiness of any Obligor, the overall quality of any Review Receivable or the compliance by the Servicer with its covenants with respect to the servicing of such Review Receivable, or (vii) to establish cause, materiality or recourse for any failed Test as described in Section 3.03.

(b) Testing Procedure Limitations. The Asset Representations Reviewer will only be required to perform the Tests, and will not be obligated to perform additional procedures on any Review Receivable or to provide any information other than a Review Report. However, the Asset Representations Reviewer may provide additional information in a Review Report about any Review Receivable that it determines in good faith to be material to the Asset Representations Review.

(c) Maintenance of Review Materials. The Asset Representations Reviewer will maintain copies of any Review Materials, Review Reports and other documents relating to an Asset Representations Review, including internal correspondence and work papers, until the earlier of (i) payment in full of the Notes and (ii) one year after the delivery of the applicable Review Report. At the expiration of such period, the Asset Representations Reviewer shall return Review Materials to the Servicer.

ARTICLE IV.

ASSET REPRESENTATIONS REVIEWER

Section 4.01 Representations and Warranties of the Asset Representations Reviewer.

The Asset Representations Reviewer hereby makes the following representations and warranties as of the Closing Date:

(a) Organization and Qualification. The Asset Representations Reviewer is duly organized and validly existing as a [______] in good standing under the laws of the State of [______]. The Asset Representations Reviewer is qualified as a foreign [______] in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires the qualification, license or approval, unless the failure to obtain the qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(b) Power, Authority and Enforceability. The Asset Representations Reviewer has the power and authority to execute, deliver and perform its obligations under this Agreement. The Asset Representations Reviewer has authorized the execution, delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of the Asset Representations Reviewer enforceable against the Asset Representations Reviewer, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c) No Conflicts and No Violation. The completion of the transactions contemplated by this Agreement and the performance of the Asset Representations Reviewer’s obligations under this Agreement will not (i) conflict with, or be a breach or default under, any indenture, loan agreement, guarantee or similar document under which the Asset Representations Reviewer is a debtor or guarantor, (ii) result in the creation or imposition of a Lien on the properties or assets of the Asset Representations Reviewer under the terms of any indenture, loan agreement, guarantee or similar document, (iii) violate the organizational documents of the Asset Representations Reviewer or (iv) violate a law or, to the Asset Representations Reviewer’s knowledge, an order, rule or regulation of a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its property that applies to the Asset Representations Reviewer, which, in each case, would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(d) No Proceedings. To the Asset Representations Reviewer’s knowledge, there are no proceedings or investigations pending or threatened in writing before a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the completion of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under, or the validity or enforceability of, this Agreement.

(e) Eligibility. The Asset Representations Reviewer meets the eligibility requirements in Section 5.01, and will notify the Issuer and the Servicer promptly if it no longer meets, or reasonably expects that it will no longer meet, the eligibility requirements in Section 5.01.

Section 4.02 Fees and Expenses.

(a) [Annual] Fee. As compensation for its activities hereunder, the Asset Representations Reviewer shall be entitled to receive an [annual][quarterly][monthly] fee (the “[Annual] Fee”) with respect to each [annual][quarterly][monthly] period prior to the termination of the Issuer, in an amount equal to $[_____]; provided, that the Asset Representations Reviewer will return to the Servicer or the Issuer, as applicable, the pro rata portion of the [Annual] Fee to the extent the Issuer is terminated prior to the end of an [annual][monthly][quarterly] period for which an [Annual] Fee has been paid. The [Annual] Fee will be paid by the Servicer on the Closing Date and on each [[quarterly][monthly] anniversary] of the Closing Date until this Agreement is terminated.

(b) Review Fee. Following the completion of an Asset Representations Review and the delivery of the related Review Report pursuant to Section 3.04, or the termination of an Asset Representations Review according to Section 3.03(e), and the delivery to the Issuer and the Servicer of a detailed invoice, the Asset Representations Reviewer will be entitled to a fee payable by the Servicer of $[____] for each [Review Receivable][hour spent reviewing the Review Receivables] for which the Asset Representations Review was started (the “Review Fee”). However, no Review Fee will be charged for any Review Receivable (i) which was included in a prior Review, (ii) for which no Tests were completed prior to the Asset Representations Reviewer being notified of a termination of the Asset Representations Review according to Section 3.03(e), (iii) for which no Tests were completed prior to the Asset Representations Reviewer being notified of the Review Receivable being paid in full by the Obligor, otherwise satisfied or repurchased by the Depositor or the Seller as described in Section 3.03(c), or (iv) due to missing or insufficient Review Materials under Section 3.02(b). However, if an Asset Representations Review is terminated according to Section 3.03(e), the Asset Representations Reviewer must submit its invoice to the Issuer and the Servicer for the Review Fee for the terminated Review no later than ten (10) Business Days before the final Distribution Date to be reimbursed on such final Distribution Date.

(c) Reimbursement of Travel Expenses. If the Servicer provides access to the Review Materials at one of its properties, the Servicer will reimburse the Asset Representations Reviewer for its reasonable (in accordance with the Servicer’s vendor travel policy) out-of-pocket travel expenses incurred in connection with the Asset Representations Review promptly following receipt of a detailed invoice.

(d) Dispute Resolution Expenses. If the Asset Representations Reviewer participates in a dispute resolution proceeding under Section 3.06 of this Agreement and its reasonable out-of-pocket expenses for participating in the proceeding are not paid by a party to the dispute resolution within ninety (90) days after the end of the proceeding, the Servicer will reimburse the Asset Representations Reviewer for such expenses promptly following receipt of a detailed invoice.

(e) Payment of Invoices. When applicable pursuant to this Section 4.02, for fees and expenses of the Asset Representations Reviewer that are not paid by the Servicer within thirty (30) days following the receipt of an invoice by the Servicer, the Asset Representations Reviewer will issue invoices to the Issuer at the notices address set forth in Section 10.4 of the Sale and Servicing Agreement and the Issuer shall pay all invoices submitted by the Asset Representations Reviewer via the priority of payments described in Sections 2.8 or 5.4(b) of the Indenture, as applicable, on the Distribution Date following the month in which the invoice was received by the Issuer.

Section 4.03 Limitation on Liability.

The Asset Representations Reviewer will not be liable to any Person for any action taken, or not taken, in good faith under this Agreement or for errors in judgment. However, the Asset Representations Reviewer will be liable for its willful misconduct, bad faith or negligence in performing its obligations under this Agreement. In no event will the Asset Representations Reviewer be liable for special, indirect or consequential losses or damages (including lost profit), even if the Asset Representations Reviewer has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 4.04 Indemnification by Asset Representations Reviewer.

The Asset Representations Reviewer will indemnify each of the Issuer, the Depositor, the Seller, the Servicer, the Administrator, the Owner Trustee and the Indenture Trustee and their respective directors, officers, employees and agents for all fees, expenses, losses, damages and liabilities resulting from (a) the willful misconduct, bad faith or negligence of the Asset Representations Reviewer in performing its obligations under this Agreement, (b) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement or (c) the Asset Representations Reviewer’s breach of any of its obligations in Sections 4.08 and 4.09 of this Agreement. The Asset Representations Reviewer’s obligations under this Section 4.04 will survive the termination of this Agreement, the termination of the Issuer and the resignation or removal of the Asset Representations Reviewer.

Section 4.05 Indemnification of Asset Representations Reviewer.

(a) Indemnification. The Issuer will, or will cause the Servicer to, indemnify the Asset Representations Reviewer and its officers, directors, employees and agents (each, an “Indemnified Person”), for all costs, expenses, losses, damages and liabilities resulting from the performance of its obligations under this Agreement (including the reasonable out-of-pocket fees and expenses of defending itself against any loss, damage or liability), but excluding any cost, expense, loss, damage or liability resulting from (i) the Asset Representations Reviewer’s willful misconduct, bad faith or negligence, (ii) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement or (iii) the Asset Representations Reviewer’s breach of any of its obligations in Section 4.08 and 4.09 of this Agreement.

(b) Proceedings. Promptly on receipt by an Indemnified Person of notice of a Proceeding against it, the Indemnified Person will, if a claim is to be made under Section 4.05(a), notify the Issuer and the Servicer of the Proceeding. The Issuer or the Servicer may participate in and assume the defense and settlement of a Proceeding at its expense. If the Issuer or the Servicer notifies the Indemnified Person of its intention to assume the defense of the Proceeding with counsel reasonably satisfactory to the Indemnified Person, and so long as the Issuer or the Servicer assumes the defense of the Proceeding in a manner reasonably satisfactory to the Indemnified Person, the Issuer and the Servicer will not be liable for fees and expenses of counsel to the Indemnified Person unless there is a conflict between the interests of the Issuer or the Servicer, as applicable, and the Indemnified Person. If there is a conflict, the Issuer or the Servicer will pay for the reasonable fees and expenses of separate counsel to the Indemnified Person. No settlement of a Proceeding may be made without the approval of the Issuer, the Servicer and the Indemnified Person, which approval will not be unreasonably withheld, conditioned or delayed.

(c) Survival of Obligations. The Issuer’s and the Servicer’s obligations under this Section 4.05 will survive the resignation or removal of the Asset Representations Reviewer and the termination of this Agreement.

If all or a portion of indemnities due to the Asset Representations Reviewer is not paid by the Servicer to the Asset Representations Reviewer within 30 days of receipt of an invoice, then the unpaid portion of such indemnities then due and payable shall be paid by the Issuer pursuant to the priority of payments described in Sections 2.8 or 5.4(b) of the Indenture, as applicable, on the Distribution Date following the month in which the invoice was received by the Issuer.

(d) Repayment. If the Issuer or the Servicer makes any payment under this Section 4.05 and the Indemnified Parties later collects any of the amounts for which the payments were made to it from others, the Indemnified Person will promptly repay the amount to the Issuer or the Servicer, as applicable.

Section 4.06 Inspections of Asset Representations Reviewer.

The Asset Representations Reviewer agrees that, with reasonable advance notice not more than once during any year, it will permit authorized representatives of the Issuer, the Servicer or the Administrator, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement, (b) payments of fees and expenses of the Asset Representations Reviewer for its performance and (c) a claim made by the Asset Representations Reviewer under this Agreement. In addition, the Asset Representations Reviewer will permit the Issuer’s, the Servicer’s or the Administrator’s representatives to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees. Each of the Issuer, the Servicer and the Administrator will, and will cause its authorized representatives to, hold in confidence the information except if disclosure may be required by law or if the Issuer, the Servicer or the Administrator reasonably determines that it is required to make the disclosure under this Agreement or the other Transaction Documents. The Asset Representations Reviewer will maintain all relevant books, records, reports and other documents and materials for a period of at least two years after the termination of its obligations under this Agreement.

Section 4.07 Delegation of Obligations. The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement to any Person without the consent of the Issuer and the Servicer, which consent will not be unreasonably withheld or delayed.

Section 4.08 Confidential Information.

(a) Treatment. The Asset Representations Reviewer agrees to hold and treat Confidential Information given to it under this Agreement in confidence and under the terms and conditions of this Section 4.08, and will implement and maintain safeguards to further assure the confidentiality of the Confidential Information. The Confidential Information will not, without the prior consent of the Issuer and the Servicer, be disclosed or used by the Asset Representations Reviewer, or its officers, directors, employees, agents, representatives or affiliates, including legal counsel (collectively, the “Information Recipients”) other than for the purposes of performing Reviews of Review Receivables or performing its obligations under this Agreement. The Asset Representations Reviewer agrees that it will not, and will cause its Affiliates to not (i) purchase or sell securities issued by the Seller or its Affiliates or special purpose entities on the basis of Confidential Information or (ii) use the Confidential Information for the preparation of research reports, newsletters or other publications or similar communications.

(b) Definition. “Confidential Information” means oral, written and electronic materials (irrespective of its source or form of communication) furnished before, on or after the date of this Agreement to the Asset Representations Reviewer for the purposes contemplated by this Agreement, including:

(i) lists of Review Receivables and any related Review Materials;

(ii) origination and servicing guidelines, policies and procedures, and form contracts; and

(iii) notes, analyses, compilations, studies or other documents or records prepared by the Servicer, which contain information supplied by or on behalf of the Servicer or its representatives.

However, Confidential Information will not include information that (A) is or becomes generally available to the public other than as a result of disclosure by the Information Recipients, (B) was available to, or becomes available to, the Information Recipients on a non-confidential basis from a Person or entity other than the Issuer or the Servicer before its disclosure to the Information Recipients who, to the knowledge of the Information Recipients, is not bound by a confidentiality agreement with the Issuer or the Servicer and is not prohibited from transmitting the information to the Information Recipients, (C) is independently developed by the Information Recipients without the use of the Confidential Information, as shown by the Information Recipients’ files and records or other evidence in the Information Recipients’ possession or (D) the Issuer or the Servicer provides permission to the applicable Information Recipients to release.

(c) Protection. The Asset Representations Reviewer will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information, including those measures that it takes to protect its own confidential information and not less than a reasonable standard of care. The Asset Representations Reviewer acknowledges that Personally Identifiable Information is also subject to the additional requirements in Section 4.09.

(d) Disclosure. If the Asset Representations Reviewer is required by applicable law, regulation, rule or order issued by an administrative, governmental, regulatory or judicial authority to disclose part of the Confidential Information, it may disclose the Confidential Information. However, before a required disclosure, the Asset Representations Reviewer, if permitted by law, regulation, rule or order, will use its reasonable efforts to provide the Issuer and the Servicer with notice of the requirement and will cooperate, at the Servicer’s expense, in the Issuer’s and the Servicer’s pursuit of a proper protective order or other relief for the disclosure of the Confidential Information. If the Issuer or the Servicer is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, the Asset Representations Reviewer will disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose.

(e) Responsibility for Information Recipients. The Asset Representations Reviewer will be responsible for a breach of this Section 4.08 by its Information Recipients.

(f) Violation. The Asset Representations Reviewer agrees that a violation of this Agreement may cause irreparable injury to the Issuer and the Servicer and the Issuer and the Servicer may seek injunctive relief in addition to legal remedies. If an action is initiated by the Issuer or the Servicer to enforce this Section 4.08, the prevailing party will be reimbursed for its fees and expenses, including reasonable attorney’s fees, incurred for the enforcement.

Section 4.09 Personally Identifiable Information.

(a) Definitions. “Personally Identifiable Information” or “PII” means information in any format about an identifiable individual, including, name, address, phone number, e-mail address, account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual and any information that when used separately or in combination with other information could identify an individual. “Issuer PII” means PII furnished by the Issuer, the Servicer or their Affiliates to the Asset Representations Reviewer and PII developed or otherwise collected or acquired by the Asset Representations Reviewer in performing its obligations under this Agreement.

(b) Use of Issuer PII. The Issuer does not grant the Asset Representations Reviewer any rights to Issuer PII except as provided in this Agreement. The Asset Representations Reviewer will use Issuer PII only to perform its obligations under this Agreement or as specifically directed in writing by the Issuer and will only reproduce Issuer PII to the extent necessary for these purposes. The Asset Representations Reviewer must comply with all laws applicable to PII, Issuer PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection. The Asset Representations Reviewer will protect and secure Issuer PII. The Asset Representations Reviewer will implement privacy or data protection policies and procedures that comply with applicable law and this Agreement. The Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Issuer PII, (ii) ensure against anticipated threats or hazards to the security or integrity of Issuer PII, (iii) protect against unauthorized access to or use of Issuer PII and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

(c) Additional Limitations. In addition to the use and protection requirements described in Section 4.09(b), the Asset Representations Reviewer’s disclosure of Issuer PII is also subject to the following requirements:

(i) The Asset Representations Reviewer will not disclose Issuer PII to its personnel or allow its personnel access to Issuer PII except (A) for the Asset Representations Reviewer personnel who require Issuer PII to perform an Asset Representations Review, (B) with the prior written consent of the Issuer and the Servicer or (C) as required by applicable law. When permitted, the disclosure of or access to Issuer PII will be limited to the specific information necessary for the individual to complete the assigned task. The Asset Representations Reviewer will inform personnel with access to Issuer PII of the confidentiality requirements in this Agreement and train its personnel with access to Issuer PII on the proper use and protection of Issuer PII.

(ii) The Asset Representations Reviewer will not sell, disclose, provide or exchange Issuer PII with or to any third party without the prior written consent of the Issuer and the Servicer.

(d) Notice of Breach. The Asset Representations Reviewer will notify the Issuer and the Servicer promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of Issuer PII and, where applicable, immediately take action to prevent any further breach.

(e) Return or Disposal of Issuer PII. Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the Asset Representations Review or the request of the Issuer or the Servicer, all Issuer PII in any medium in the Asset Representations Reviewer’s possession or under its control will be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by the Issuer or the Servicer, returned to the Issuer or the Servicer, as applicable, without the Asset Representations Reviewer retaining any actual or recoverable copies, in both cases, without charge to the Issuer or the Servicer. Where the Asset Representations Reviewer retains Issuer PII, the Asset Representations Reviewer will limit the Asset Representations Reviewer’s further use or disclosure of Issuer PII to that required by applicable law.

(f) Compliance; Modification. The Asset Representations Reviewer will cooperate with and provide information to the Issuer regarding the Asset Representations Reviewer’s compliance with this Section 4.09. The Asset Representations Reviewer and the Issuer agree to modify this Section 4.09 as necessary for either party to comply with applicable law.

(g) Audit of Asset Representations Reviewer. The Asset Representations Reviewer will permit the Issuer and the Servicer and each of their authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section 4.09 during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, and not more than once during any year unless circumstances necessitate additional audits. Each of the Issuer and the Servicer agrees to make reasonable efforts to schedule any audit described in this Section 4.09 with the inspections described in

Section 4.06. The Asset Representations Reviewer will also permit the Issuer and the Servicer during normal business hours on reasonable advance notice to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement and the Asset Representations Reviewer shall cause such service providers to permit the Issuer and the Servicer to conduct such audit.

(h) Affiliates and Third Parties. If the Asset Representations Reviewer processes the PII of the Issuer’s Affiliates or a third party when performing an Asset Representations Review, and if such Affiliate or third party is identified to the Asset Representations Reviewer, such Affiliate or third party is an intended third-party beneficiary of this Section 4.09, and this Agreement is intended to benefit the Affiliate or third party. The Affiliate or third party may enforce the PII related terms of this Section 4.09 against the Asset Representations Reviewer as if each were a signatory to this Agreement.

ARTICLE V.

REMOVAL, RESIGNATION

Section 5.01 Eligibility of the Asset Representations Reviewer.

The Asset Representations Reviewer must be a Person who (a) is not Affiliated with the Seller, the Depositor, the Servicer, the Indenture Trustee, the Owner Trustee or any of their Affiliates and (b) was not, and is not Affiliated with a Person that was, engaged by the Seller or any underwriter to perform any due diligence on the Receivables prior to the Closing Date.

Section 5.02 Resignation and Removal of Asset Representations Reviewer.

(a) No Resignation. The Asset Representations Reviewer will not resign as Asset Representations Reviewer unless it determines it is legally unable to perform its obligations under this Agreement and there is no reasonable action that it could take to make the performance of its obligations under this Agreement permitted under applicable law. In such event, the Asset Representations Reviewer will deliver a notice of its resignation to the Issuer and the Servicer, together with an opinion of counsel supporting its determination.

(b) Removal. If any of the following events occur, the Issuer, by notice to the Asset Representations Reviewer, may remove the Asset Representations Reviewer and terminate its rights and obligations under this Agreement:

(i) the Asset Representations Reviewer no longer meets the eligibility requirements in Section 5.01;

(ii) the Asset Representations Reviewer breaches of any of its representations, warranties, covenants or obligations in this Agreement; or

(iii) an Insolvency Event of the Asset Representations Reviewer occurs.

(c) Notice of Resignation or Removal. The Issuer will notify the Servicer, the Owner Trustee and the Indenture Trustee of any resignation or removal of the Asset Representations Reviewer.

(d) Continue to Perform After Resignation or Removal. No resignation or removal of the Asset Representations Reviewer will be effective, and the Asset Representations Reviewer will continue to perform its obligations under this Agreement, until a successor Asset Representations Reviewer has accepted its engagement according to Section 5.03(b).

Section 5.03 Successor Asset Representations Reviewer.

(a) Engagement of Successor Asset Representations Reviewer. Following the resignation or removal of the Asset Representations Reviewer, the Issuer will engage a successor Asset Representations Reviewer who meets the eligibility requirements of Section 5.01.

(b) Effectiveness of Resignation or Removal. No resignation or removal of the Asset Representations Reviewer will be effective until the successor Asset Representations Reviewer has executed and delivered to the Issuer and the Servicer an agreement accepting its engagement and agreeing to perform the obligations of the Asset Representations Reviewer under this Agreement or entering into a new agreement with the Issuer on substantially the same terms as this Agreement.

(c) Transition and Expenses. If the Asset Representations Reviewer resigns or is removed, the Asset Representations Reviewer will cooperate with the Issuer and the Servicer and take all actions reasonably requested to assist the Issuer in making an orderly transition of the Asset Representations Reviewer’s rights and obligations under this Agreement to the successor Asset Representations Reviewer. The outgoing Asset Representations Reviewer will pay the reasonable expenses of transitioning the Asset Representations Reviewer’s obligations under this Agreement and preparing the successor Asset Representations Reviewer to take on the obligations on receipt of an invoice with reasonable detail of the expenses from the Issuer and the Servicer or the successor Asset Representations Reviewer.

Section 5.04 Merger, Consolidation or Succession. Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person meets the eligibility requirements in Section 5.01, will be the successor to the Asset Representations Reviewer under this Agreement. Such Person will execute and deliver to the Issuer, the Servicer and the Administrator an agreement to assume the Asset Representations Reviewer’s obligations under this Agreement (unless the assumption happens by operation of law).

ARTICLE VI.

OTHER AGREEMENTS

Section 6.01 Independence of the Asset Representations Reviewer.

The Asset Representations Reviewer will be an independent contractor and will not be subject to the supervision of the Issuer for the manner in which it accomplishes the performance of its obligations under this Agreement. Unless expressly authorized by the Issuer, the Asset Representations Reviewer will have no authority to act for or represent the Issuer and will not be considered an agent of the Issuer. Nothing in this Agreement will make the Asset Representations Reviewer and the Issuer members of any partnership, joint venture or other separate entity or impose any liability as such on any of them.

Section 6.02 No Petition.

Each of the parties agrees that, before the date that is one year and one day (or, if longer, any applicable preference period) after payment in full of all securities issued by the Depositor, the Issuer or by a trust for which the Depositor was a depositor, it will not start or pursue against, or join any other Person in starting or pursuing against the Depositor or the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law. This Section 6.02 will survive the termination of this Agreement.

Section 6.03 Limitation of Liability of Owner Trustee.

It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by [_____________________], not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by [_____________________] but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on [_____________________], individually or personally, to perform any covenant either expressed or implied contained herein of the Issuer, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) [_____________________] has not verified and has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer in this Agreement and (e) under no circumstances shall [_____________________] be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related documents.

Section 6.04 Termination of Agreement.

This Agreement will terminate, except for the obligations under Section 4.04 and the other obligations of the Trust, the Servicer and the Asset Representations Reviewer specified as surviving the termination of this Agreement, on the earlier of (a) the payment in full of all outstanding Notes and the satisfaction and discharge of the Indenture, (b) the date the Issuer is terminated under the Trust Agreement and (c) the removal or resignation of the Asset Representations Reviewer in accordance with the terms of this Agreement.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 7.01 Amendments.

(a) This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Issuer, the Servicer and the Asset Representations Reviewer, without the consent of any Noteholder or any other Person; provided, however, that (i) any such amendment shall not, as evidenced by an Opinion of Counsel to the Servicer delivered to the Indenture Trustee, adversely affect in any material respect the interests of the Noteholders or (ii) the Rating Agency Condition is satisfied with respect to such amendment and the Servicer notifies the Indenture Trustee in writing that the Rating Agency Condition is satisfied with respect to such amendment.

(b) This Agreement may also be amended from time to time for any other purpose by a written amendment duly executed and delivered by the Issuer, the Servicer and the Asset Representations Reviewer; provided, however, that any such amendment that materially adversely affects the interests of the Noteholders under the Indenture, the Sale and Servicing Agreement or the Trust Agreement must be consented to by the Holders of Notes evidencing not less than 51% of the Note Balance of the Controlling Class and any amendment that materially adversely affects the interests of the Indenture Trustee must be consented to by the Indenture Trustee.

(c) Any term or provision of this Agreement may also be amended from time to time by the Issuer, the Servicer and the Asset Representations Reviewer for the purpose of conforming the terms of this Agreement to the description thereof in the Prospectus or, to the extent not contrary to the Prospectus, to the description thereof in an offering memorandum with respect to [any Retained Notes or] the Certificates without the consent of the Indenture Trustee, any Noteholder, the Owner Trustee or any other Person, provided, however, that the Issuer and the Servicer shall provide written notification of the substance of such amendment to the Indenture Trustee and the Owner Trustee.

(d) Prior to the execution of any amendment or consent pursuant to Section 7.01, the Servicer shall provide written notification of the substance of such amendment or consent to each Rating Agency.

(e) Promptly after the execution of any amendment to this Agreement, the Servicer shall furnish an executed copy of such amendment to the Owner Trustee, the Indenture Trustee and the Rating Agencies.

(f) It shall not be necessary for the consent of the Noteholders pursuant to Section 7.01(b) to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents (and any other consents of the Noteholders provided for in this Agreement) and of evidencing the authorization of the execution thereof by the Noteholders shall be subject to such reasonable requirements as the Owner Trustee and the Indenture Trustee may prescribe.

Section 7.02 Assignment; Benefit of Agreement; Third Party Beneficiaries.

(a) Assignment. Except as stated in Section 5.04, this Agreement may not be assigned by the Asset Representations Reviewer without the consent of the Issuer and the Servicer.

(b) Benefit of Agreement; Third-Party Beneficiaries. This Agreement is for the benefit of and will be binding on the parties and their permitted successors and assigns. The Owner Trustee and the Indenture Trustee, for the benefit of the Noteholders, will be third-party beneficiaries of this Agreement and may enforce this Agreement against the Asset Representations Reviewer and the Servicer. No other Person will have any right or obligation under this Agreement.

Section 7.03 Notices.

(a) Notices to Parties. All notices, requests, demands, consents, waivers or other communications to or from the parties must be in writing and will be considered given:

(i) for overnight mail, on delivery or, for registered first class mail, postage prepaid, three (3) days after deposit in the mail;

(ii) for a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient;

(iii) for an email, when receipt is confirmed by telephone or reply email from the recipient; and

(iv) for an electronic posting to a password-protected website to which the recipient has access, on delivery of an email (without the requirement of confirmation of receipt) stating that the electronic posting has occurred.

(b) Notice Addresses. Any notice, request, demand, consent, waiver or other communication will be addressed as follows: (i) in the case of the Issuer, to the Corporate Trust Office of the Owner Trustee with a copy to the Servicer; (ii) in the case of the Servicer, at the following address: 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, Attention: Treasury Department; and (iii) in the case of the Asset Representations Reviewer, at the following address: [_____]; or, in each case, to another address as a party may give by notice to the other parties.

Section 7.04 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.05 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN LEGAL PROCEEDING RELATING TO THIS AGREEMENT.

Section 7.06 No Waiver; Remedies. No party’s failure or delay in exercising a power, right or remedy under this Agreement will operate as a waiver. No single or partial exercise of a power, right or remedy will preclude any other or further exercise of the power, right or remedy or the exercise of any other power, right or remedy. The powers, rights and remedies under this Agreement are in addition to any powers, rights and remedies under law.

Section 7.07 Severability. If a part of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining Agreement and will not affect the validity, legality or enforceability of the remaining Agreement.

Section 7.08 Headings. The headings in this Agreement are included for convenience and will not affect the meaning or interpretation of this Agreement.

Section 7.09 Counterparts and Electronic Signatures. This Agreement may be executed in multiple counterparts. Each counterpart will be an original and all counterparts will together be one document. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents shall have the same effect as manual signatures for the purposes of validity, enforceability and admissibility.

Section 7.10 Legal Fees Associated with Indemnification. With respect to any indemnification provisions in this Agreement providing that a party to this Agreement is required to indemnify another party to this Agreement for attorney’s fees and expenses, such fees and expenses are intended to include attorney’s fees and expenses relating to the enforcement of such indemnity.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the Issuer, the Servicer, the Administrator and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

CARMAX AUTO OWNER TRUST 20[__]-[__], as Issuer

By:	[__________], not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title:

CARMAX BUSINESS SERVICES, LLC,
as Servicer

By:
Name:
Title:

[________],
as Asset Representations Reviewer

By:
Name:
Title:

Schedule A

Review Materials

[List of Review Materials to be provided for each transaction]

Schedule B

Representations, Warranties and Tests

[List of Representations and Warranties and Tests to be provided for each transaction]